Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 3, 2007 in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-144056) and related Prospectus of Heckmann Corporation for the registration of 57,500,000 units.

/s/ Ernst & Young LLP

San Diego, California

October 26, 2007